Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call First Quarter 2023 Financial Results

May 10, 2023

Joel Meyer – Chief Legal Officer

Welcome to our Q1 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q1 2023 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update

Thank you Joel, and hello everyone.

Our goal is to digitize the world’s products. To accomplish this, we must be easy to begin doing business with and excellent at guiding customers along their Digimarc journey. These simple truths drive everything we do.

We have two distinct ways of going to market.

On the direct sales side, by building a growing number of our own accretive products upon our world-leading product digitization engine, the Digimarc Illuminate platform, we are not only ensuring a customer is able to solve the problem that brought them to us today, but also providing them a frictionless path to solve the problems they want to solve tomorrow. Moreover, because our products are accretive, which means that the stand-alone value they provide is increased by the adoption of additional Digimarc products, this frictionless path forward not just solves new problems, it compounds returns from all products, existing and new.

On the channel sales side, by licensing the Digimarc Illuminate platform to a growing number of value-added resellers (VARs), we not only gain quickly scalable and high-margin revenue as our VARs go to market with their own products and services built upon our world-leading product digitization platform, we also increase the amount of items that are digitized using our technology. This creates an ever-increasing number of upsell and cross-sell opportunities for both us and our VARs.

You might recognize these words, as they are verbatim from our last earnings call. These words describe where we are going and how we are going to get there and thus are worth repeating, especially as I appreciate that we are a much different company than we were just a short while ago.

Last quarter, after providing this preamble, I spent the rest of the call discussing a few of our products. This quarter, I want to spend time discussing our platform, because both technologically and commercially, our Digimarc Illuminate platform is quite literally foundational to everything we do.

As mentioned earlier, each of our products is built upon our Digimarc Illuminate platform. This allows each of them to benefit from the unique and powerful capabilities that comprise our best-in-class product digitization platform, and also allows them to add accretive value to each other. These two facts are key contributors to our extremely wide moats, and thus it is our platform that ultimately powers our products’ success.

Moving to our Q1 results, while simply a one quarter snapshot, the majority of both our new logos and our upsells were Digimarc Illuminate customers, including one VAR that signed a 6-figure deal. This VAR is a large company and category leader, and we are excited they have begun their Digimarc journey. We are already in discussions with them about licensing additional capacity as they educate their end customers on the value of product digitization.

Q1 also saw us sign another new VAR who came to us in response to one of their competitors having a product that is powered by the Digimarc Illuminate platform, and their realization they need our product digitization hyperscaler to compete.

And then of course, there’s the Digimarc Illuminate deal we announced today, a $32 million, five-year contract to protect the authenticity of precious metals, critical building materials, and a national deposit-return system (DRS) for recycling. There are five things about this deal I want to highlight.

First, of course, is the size of the deal, both in terms of revenue and duration. Charles will give a bit more detail about this contract in a minute, but this deal provides our newest VAR the ability to use the Digimarc Illuminate platform as a key component in three of its products, each of which is targeted at one of the three end markets I just mentioned. Due to our customer’s confidence in our platform, and their ability to build wonderful products on top of our platform, they signed a five-year license for each of their products, roll-out of which will occur in a staggered fashion through the rest of this calendar year.

Second, there is upside to this contract beyond the $32 million. This upside comes from two different areas: an increase in the amount of capacity needed for any of these three products, or an increase in the amount of capacity needed because of the launch of additional products. One such additional product is far enough along to be scoped within the contract, and if it were to proceed, would provide meaningful upside to the headline dollar amount. We believe there are likely to be other product opportunities even beyond this fourth product, a view shared by our valued customer. At the risk of understatement, we are excited to partner with them as they continue their Digimarc journey.

Third, two of the products covered by this deal (the one protecting the authenticity of precious metals and the one protecting the authenticity of critical building materials) represent the first use of our platform in the security printing market. The security printing market is a greenfield opportunity for us on the commercial side of our business, and one where our moat is not just the unique capabilities of our platform, but the credibility, reputation and expertise we have earned while working with the world’s central banks these last 24 years. We don’t talk a lot about our team working with the central banks, because we can’t talk a lot about that team or the amazing work they do. But across all of our commercial activities, and especially as we enter the world of security printing, this team’s history of absolute excellence provides us a moat as deep and as wide as any other we enjoy.

Fourth, the third product covered by this deal (the one guarding the integrity of a national deposit-return system) represents our entry into an important and exciting new market adjacency. Our ability to help power a more circular world doesn’t begin and end with Digimarc Recycle. Our entry into the quickly growing DRS market has three important implications: it provides synergistic benefits to Digimarc Recycle (and vice versa), it increases the TAM of our overall opportunity in recycling, and it allows us to make an even more profound impact on our planet.

Fifth, the three products being powered by Digimarc Illuminate align perfectly with our purpose. We highlight a product’s journey to provide trusted intelligence and promote a prosperous (precious metals), safer (critical building materials), and more sustainable (DRS) world. Our greatest strength always has been, is, and always will be our people. For a lot of our team, it is their belief in our purpose that drives them to excel. On a personal note, I find it pretty darn cool this single deal covers all three.

I will now turn the call over to Charles to discuss our financial results.

Financial Results

Thank you Riley, and hello everyone.

Before I dive into our Q1 financial results, I want to provide some more details on the financial impact of the large new revenue contract Riley mentioned. As a reminder, the annual minimum contract value is $6 million per year with a contract term for the three products each spanning 5 years. The contract provides for additional payments from the customer if they require more capacity on our Digimarc Illuminate platform. The first year commercial booking will be $5.1 million in the second quarter, as the contract was signed in April. The contract provides the customer the ability to use our platform for its three products, each with different start dates and payment dates. As a result, $900 thousand of the initial $6 million annual fee is payable after the 12-month anniversary of the contract effective date. These fees are non-cancelable but given the timing of when the payments are due, they do not meet the definition of first year bookings.

It's important to note, the remaining $900 thousand will not be reported as a first year booking in subsequent quarters due to the way we calculate and report this metric. The fact we are signing more and more multi-year committed deals has been reducing the value of our reported first year bookings number, as the out years of multi-year deals never show up in a reported booking number, whereas a renewal would. This is a wonderful trend for our business that we are heavily pursuing, but it comes at the cost of understating our underlying growth to all of you. We are evaluating additional metrics to share in the future that will better capture our true underlying growth rate.

Now on to our Q1 financial results. There are four important trends I want to highlight before digging deeper. During the first quarter we generated 21% subscription revenue growth on our current products, we realized 80% subscription gross profit margins and we significantly reduced our recurring operating expenses. As a result, we saw a significant reduction in the level of cash usage, which we expect to continue to improve through the year.

First year commercial bookings were $2.3 million during the first quarter compared to $3.8 million in Q1 last year. Bookings in Q1 last year included $900 thousand for HolyGrail project work related to phase 2, which is now complete, and $300 thousand related to our former Piracy Intelligence product. Excluding these two one-off items, first year commercial bookings would have been $2.6 million in Q1 last year. The timing of contract renewals also impacted the trend in bookings year over year as we had two 6-figure contracts that renewed in early Q2 this year instead of Q1, both with sizeable upsells.

Total revenue for the quarter was $7.8 million, an increase of $400 thousand or 6% from $7.4 million in Q1 last year. Excluding revenue from our former Piracy Intelligence product, revenue increased $1.0 million or 15% year-over-year.

Subscription revenue, which accounted for 50% of total revenue for the quarter, grew 2% from $3.8 million to $3.9 million. Adjusting for the sunsetting of our Piracy Intelligence product I just mentioned, subscription revenue increased $700 thousand, or 21%. As a reminder, Piracy Intelligence revenue in the second quarter of 2022 was $300 thousand, but after that it went essentially to zero, so this headwind to reported year-over-year growth rates will go away in the second half of 2023.

Service revenue grew 9% from $3.6 million to $4.0 million. The increase is due to a larger annual budget from the Central Banks for project work in 2023 than 2022, which includes both higher billing rates and project hours. We expect service revenue from the Central Banks to grow over 10% this year from last year.

Subscription gross profit margin improved from 73% in Q1 last year to 80% in Q1 this year. The large increase year-over-year reflects two positive trends. First, a more favorable mix of subscription revenue to our newer products, which carry higher gross profit margins than our legacy products. Second, as we foreshadowed on the last earnings call, our product infrastructure costs are declining, even with increased usage by customers on our platform. We expect these trends to continue resulting in further expansion to our subscription gross profit margins. On the last earnings call, I stated we expected to drive our subscription gross profit margins to north of 80% in 2023. After the first quarter, we are nearly there with room for continued margin expansion. This is an important development to note given our focus on growing subscription revenue.

Service gross profit margin improved from 49% in Q1 last year to 57% in Q1 this year. The increase reflects lower professional services costs this quarter as we have streamlined our operations function since the acquisition in January last year. We anticipate service gross profit margin to remain in the mid-50’s on average going forward with some fluctuation quarter to quarter depending on labor mix.

Operating expenses for the quarter were $19.0 million compared to $21.4 million in Q1 last year. Included in the $19.0 million of operating expenses was one-time cash severance costs of $1.5 million and $600 thousand of stock compensation costs as a result of our previously announced restructuring plan this past February. Excluding these one-time costs, operating expenses would have been $16.9 million, representing a 21% decline from Q1 last year. As you will recall, Q1 last year included costs related to the EVRYTHNG acquisition and integration as well as higher headcount related costs then as compared to today.

Non-GAAP operating expenses for the quarter were $15.5 million compared to $17.0 million in Q1 last year. Included in the $15.5 million was one-time cash severance costs of $1.5 million as a result of the February restructuring plan. Excluding the one-time costs, non-GAAP operating expenses would have been $14.0 million, representing an 18% decline from Q1 last year.

As a reminder, the restructuring of our business, which has now been completed, will result in approximately $8 million of annual expense savings, with $7.4 million of those savings being cash related costs. We continue to be focused on ways to further reduce our non-headcount related costs and drive greater efficiency across the organization. We are working to streamline our processes and leverage new technologies to provide for greater scale without having to make material new investments in headcount.

Net loss per common share for the quarter was 70 cents versus 103 cents in Q1 last year. Non-GAAP net loss per common share, which excludes non-cash and non-recurring items, was 45 cents versus 69 cents in Q1 last year.

We ended the quarter with $43.0 million in cash and investments.

We used $9.5 million of cash and investments during the quarter compared to $16.7 million in Q1 last year. Included in the $9.5 million is $1.5 million of one-time cash severance costs. Excluding the one-time costs, cash usage would have been $8 million, a considerable reduction in the trend of cash usage from last year. We anticipate that cash usage will continue to decline in 2023 as we continue to grow our revenue, reduce our product infrastructure costs, and focus on continued operating efficiencies.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks

Thanks Charles.

In thinking how I wanted to end this call, I realized that how I ended the last call also still rings true word for word. This consistency in message is made possible by an incredible team all rowing in the same direction, aligned in their focus on changing the world. I also realize that by dedicating today’s prepared remarks to talking about our platform, it is possible one might question what’s going on with our products, similar to it being possible that leaving the last call the inverse concern could have been true (and recent events would have quickly proven unfounded). I am thus going to end this call like I began it, reiterating what I said just a few months ago, with added emphasis on one key area I perhaps didn’t emphasize enough last time:

2022 saw us set the foundation for the years ahead, and we are excited to continue to build upon that foundation in 2023 and beyond. We are seeing momentum across all areas of our business, and are hard at work continuing to increase that momentum as we create a market we are uniquely positioned to lead for years to come, a market that at scale has the opportunity to be as large if not larger than the other legs of the digital transformation stool. There are trillions of items produced each year, and our goal is to sell multiple Digimarc products into each of them, adding exponentially accretive value as we digitize the world’s products.

Operator, we will now open up the call for questions.